GEORGIA-PACIFIC CORPORATION

                            Officers' Certificate


         Pursuant to Sections 102 and 301 of the Indenture dated as of March 1, 1983, as amended (the "Indenture"), between Georgia-Pacific Corporation (the "Corporation") and The Bank of New York, as successor Trustee, the
Vice President and Treasurer and the Vice President, Deputy General Counsel and Secretary of the Corporation each hereby certifies as follows:

     (1) He has read all provisions in the Indenture relating to conditions precedent to the authentication and delivery of $300,000,000 aggregate principal amount of the Corporation's 7 1/4% Debentures Due June 1, 2028 (the "Debentures") and the definitions in the Indenture relating thereto and has made such investigation as he considered necessary in connection with the delivery hereof.

     (2) In his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not provisions in the Indenture relating to conditions precedent to the authentication and delivery of the Debentures under the Indenture have been complied with.

     (3)      In his opinion, such provisions have been complied with.

     (4) Pursuant to resolutions adopted by the Board of Directors of the Corporation (or the Executive Committee thereof) at meetings duly called and held on February 24, 1983, July 26, 1986, July 25, 1988, January 29, 1992,
August 1, 1995, and February 1, 1996, and by the Pricing Committee of the Board of Directors at a meeting duly called and held on May 28, 1998, the terms of the Debentures to be issued under the Indenture shall be as follows:

              (i) The title of the Debentures is "7 1/4% Debentures Due June 1, 2028".

              (ii) The Debentures are to be issued in, and limited to, an aggregate principal amount of $300,000,000 (except for Debentures authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Debentures pursuant to the terms of the Indenture).

              (iii) The unpaid principal of the Debentures is payable on June 1, 2028, subject to the provisions of the Indenture respecting acceleration.

              (iv) The Debentures shall bear interest at a rate of 7 1/4% per annum from June 2, 1998, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1998, to holders of record on May 15 or November 15, as the case may be, next preceding such Interest Payment Date.

              (v) Principal (and premium, if any) and interest on the Debentures are payable at the Corporate Trust Office of the Trustee in the Borough of Manhattan, City of New York, provided, however, that at the option of the Corporation such payment may be made by check mailed to the Person entitled thereto as provided in the Indenture.

               (vi) The Debentures will be redeemable, in whole or from time to time in part, at the option of the Corporation at any time at a redemption price equal to the greater of (a) 100% of the principal amount of the Debentures to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the that certain Terms Agreement dated May 28, 1998, by and among Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., SBC Warburg Dillon Read Inc., BancAmerica Robertson Stephens and Citicorp Securities, Inc., as the Underwriters, and the Corporation) plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     (vii) The Debentures will not be entitled to the benefit of any sinking fund.

     Capitalized terms not otherwise defined herein have the meanings specified in the Indenture.

     IN WITNESS WHEREOF, we have hereunto signed our names the 2nd day of June, 1998.



                              By:  /s/ Danny W. Huff
                                   Danny W. Huff
                                   Vice President and Treasurer


                              By: /s/ Kenneth F. Khoury
                                  Kenneth F. Khoury
                                  Vice President, Deputy
                                  General Counsel and
                                  Secretary